Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-52694, 333-60506, 333-60516, 333-82328, 333-105756, 333-105759, 333-140662, 333-145990, 333-160523, 333-160524, and 333-182048), and Form S-3 (No. 333-201398) of Stifel Financial Corp. of our reports dated February 23, 2017, except for the effects of the adoption of ASU No. 2016-09, as discussed in Note 2 as to which the date is August 11, 2017, with respect to the consolidated financial statements of Stifel Financial Corp. and the effectiveness of internal control over financial reporting of Stifel Financial Corp., included in this Current Report (Form 8-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

New York, New York

August 11, 2017